Exhibit 10.1

SHF, LLC
RETENTION PLAN

Section 1.	Purpose.

The purpose of this Plan is to motivate and reward certain Employees and Directors, identified herein as the Participants, to continue in the service of the Company by providing each Participant with the opportunity to receive a Retention Incentive who continues providing services to the Company until the applicable Retention Date and through the payment of the Retention Incentive. In the event the Participant remains in active service to the Company through the applicable Retention Date, the Participant will be eligible to receive the Retention Incentive subject to the terms and conditions of this Plan and the Retention Agreement. Notwithstanding the foregoing, in the event a Participant is terminated other than for Cause within ninety (90) days prior to the occurrence of a Change in Control, such Participant shall be entitled to receive the Retention Incentive related to such Change in Control. The payment of any Retention Incentive under this Plan shall be subject to the satisfaction in full of all of the terms and conditions stated in this Plan and the Retention Agreement.

Section 2.	Definitions.

For purposes of this Plan, the following terms shall have the following meanings:

2.1 “Base Salary” shall mean a Participant’s base salary or annual Board fees.

2.2 “Board” shall mean the Board of Directors of HoldCo or the Manager of the Company, as the case may be.

2.3 “Cause” means (a) the Participant’s willful and continued failure to perform the Participant’s material duties, (b) the Participant’s conviction of, or plea of guilty or no contest to, a felony, (c) the Participant’s commission of fraud, embezzlement, or other willful misconduct materially injurious to the Company, or (d) a material breach by the Participant of this Plan or the Participant’s employment agreement, if applicable; provided that, for any Cause capable of cure, the Company shall provide the Participant written notice describing the basis for Cause and a period of not less than fifteen (15) days to cure the underlying conduct.

2.4 “Change in Control” shall be mean the occurrence of any of the following with respect to the Company and/or HoldCo (for purposes of this definition as it applies to HoldCo, any reference to Company shall mean HoldCo):

(a) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (“Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of common stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities;

(b) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c) consummation of a merger, consolidation, reorganization, or other business combination of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than thirty percent (30%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or

(d) the shareholders of the Company approve a plan of complete liquidation of the Company, and such liquidation occurs, or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least thirty percent (30%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the shareholders of the Company.

However, to the extent that Code Section 409A would cause an adverse tax consequence to a Participant using the above definition, the term “Change in Control” shall have the meaning ascribed to the phrase “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Regulation 1.409A-3(g)(5), as revised from time to time in either subsequent proposed or final regulations, and in the event that such regulations are withdrawn or such phrase (or a substantially similar phrase) ceases to be defined, as determined by the Committee.

2.5 “Chief Executive Officer” shall mean the Chief Executive Officer of the Company.

2.6 “Committee” shall mean the Compensation Committee of the Board of HoldCo.

2.7 “Company” shall mean SHF, LLC.

2.8 “Director” means a member of the Board.

2.9 “Employee” means an employee of the Company.

2.10 “Good Reason” means, without the Participant’s written consent, (a) a material diminution in the Participant’s title, authority, duties, or reporting structure, including the Participant being made to report to an Participant of a parent or successor entity in a materially diminished capacity, (b) a material reduction in the Participant’s base salary, or (c) a relocation of the Participant’s principal place of employment by more than twenty five (25) miles; provided that the Participant must provide the Company written notice of the event claimed to constitute Good Reason within sixty (60) days of its occurrence, the Company shall have thirty (30) days to substantively remedy the underlying diminution, reduction, or relocation, and if not so remedied, the Participant’s resignation must occur within thirty (30) days following the end of such cure period.

2.11 “HoldCo” shall mean SHF Holdings, Inc., the parent of the Company.

2.12 “Insolvency” shall mean, with respect to HoldCo, the inability of HoldCo to pay its debts as they come due. Insolvency shall be determined in good faith by the Chief Executive Officer of the Company.

2.13 “Management” shall mean the management team of the Company.

2.14 “Named Executive Officers” shall mean with respect to HoldCo for any fiscal year, those individuals required to be identified as “named executive officers” in HoldCo’s’ proxy statement or annual report pursuant to Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission.

2.15 “Participant” shall mean an employee of the Company or member of the Board who has been invited to participate in the Plan by the Committee and has received and timely executed a Retention Agreement.

2.16 “Person” shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

2.17 “Plan” shall mean this SHF, LLC Retention Plan.

2.18 “Qualifying Termination” means (a) an involuntary termination of the Participant’s employment by the Company without Cause, or (b) the Participant’s resignation for Good Reason, in either case occurring in connection with a Change in Control.

2.19 “Retention Agreement” shall mean an agreement between the Company and a Participant setting forth certain terms and conditions with respect to such Participant’s Retention Incentive. Such agreement shall be in such form or forms as the Committee shall determine.

2.20 “Retention Date” shall mean the date of either a Change in Control or an Insolvency, as applicable.

2.21 “Retention Incentive” shall mean, with respect to any Participant, as applicable (i) the payment of a designated percentage of the Participant’s Base Salary as of the applicable Retention Date upon a Change in Control or (ii) an increased rate of Base Salary during the period of an Insolvency, each as reflected in such Participant’s Retention Agreement. The increased Base Salary rate described in subsection (ii) shall be earned based on achievement of objective performance milestones tied to the reorganization, rather than solely on continued employment. Illustrative milestones include maintaining Company revenue or operational metrics at or above levels specified by the Committee during the pendency of the case, compliance with the terms and covenants of any debtor-in-possession financing, and achievement of confirmation of a plan of reorganization within a timeframe specified by the Committee. The Committee shall specify the applicable milestones, their respective weightings, and the portion of the Retention Incentive payable upon achievement of each, promptly following Insolvency. Notwithstanding the foregoing, if provided in the Retention Agreement, in the event such Participant’s Qualifying Termination within twelve months of such Change in Control or during the period of an Insolvency, the Participant shall be entitled to receive up to twelve (12) months of Company-paid COBRA benefits, provided the Participant (and the Participant’s dependents, as applicable), remain eligible for, and timely elect, such COBRA coverage.

2.22 “Retention Incentive Payment” shall mean the Retention Incentive paid to the Participant.

Section 3.	Administration.

This Plan shall be administered by the Committee. The Committee shall have full authority to construe and interpret this Plan and the Retention Agreements entered into pursuant to this Plan and (i) to select the Participants; (ii) to determine the Retention Incentive for each Participant to be set forth in such Participant’s Retention Agreement; (iii) to determine the other terms and conditions of each Participant’s Retention Agreement; (iv) to determine whether all conditions precedent to the Retention Incentive have been satisfied; (v) to exercise its discretion with respect to the powers and rights granted to it as set forth in this Plan; and (vi) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to this Plan. All decisions and determinations by the Committee in the exercise of this power shall be final, binding and conclusive upon the Company, the Participants, and all other persons having any interest therein. Notwithstanding the foregoing, the Committee has delegated administration of the Plan to Management with respect to any Participants who are not Named Executive Officers. In addition, if in the event of Insolvency, the Committee no longer exists or is unable to administer the Plan, the Plan shall be administered in all respects by the Chief Executive Officer and Management. In connection with such delegation or failure of the Committee to administer the Plan, any reference in this Plan or any Agreement to the Committee shall include the Chief Executive Officer and Management. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee, the Chief Executive Officer and Management for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing, or denying authorization for, any transaction hereunder.

In the event of a claim by any Person including but not limited to any Participant (the “Claimant”) as to whether he or she is entitled to any benefit under the Plan, the amount of any benefit, or its method and timing of payment, such Claimant shall present the reason for his or her claim in writing to the Committee. The claim must be filed within forty-five (45) days following the adverse benefit determination which the Person is disputing. All claims shall be in writing, signed and dated and shall briefly explain the basis for the claim. The claim shall be mailed to the Committee via certified mail at the following address: _____________________. The Committee shall ensure that all claim determinations are made in accordance with the terms of the Plan document, and, where appropriate, that Plan provisions are applied consistently with respect to similarly situated claimants.

Section 4.	Retention Agreements.

The Committee shall cause the Company to prepare and execute a Retention Agreement for each Participant.

4.1 Retention Incentive. Each Retention Agreement shall set forth the terms and conditions pursuant to which the Retention Incentive shall be payable.

4.2 Terms and Conditions. The terms and conditions applicable to the Retention Incentive may include certain restrictive covenants and confidentiality obligations, as set forth in a Participant’s Retention Agreement.

4.3 General. Upon execution by the Company and a Participant, each Retention Agreement shall be a binding obligation of the Company and Participant.

Section 5.	Release Agreement.

The payment of any Retention Incentive shall be conditioned upon the Participant’s execution, delivery and non-revocation of a valid and enforceable general release of claims against the Company and its successors and assigns in form and substance satisfactory to the Company.

Section 6.	Assignments.

This Plan shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and the Company shall have the right to assign its obligations under this Plan and any Retention Agreements, in whole or in part, to any successor employer or its affiliates, in which case, the Company shall have no further liability with respect to the assigned obligations (but shall remain entitled to its rights or benefits) pursuant to this Plan and the Retention Agreements. Notwithstanding the foregoing, this Plan and the obligations under the Retention Agreements shall be an obligation of any successor to the Company or HoldCo.

Section 7.	Effective Date; Termination; Amendments.

7.1 This Plan is effective as of _______________ (the “Effective Date”).

7.2 This Plan, and all awards made hereunder, may be amended or modified upon the approval of the Committee, provided that no such amendment or modification shall be effective with respect to any Participant or any Participant’s Retention Agreement if such amendment or modification is adverse to such Participant unless such Participant consents in writing to such modification or amendment.

Section 8.	General.

8.1 This Plan shall be governed by the laws of the State of Delaware and without regard to the conflicts of laws provisions thereof. Any dispute arising hereunder shall be resolved pursuant to arbitration held in Denver, Colorado, under the then-applicable rules of the American Arbitration Association. Such arbitration may be initiated by the Company or by the Participant, and the award shall be final and binding and judgment thereon may be entered in any court of jurisdiction. Such award may, in the panel’s discretion, allocate arbitration costs and legal and other related fees, failing which each party shall bear its own. No award may include incidental, consequential, multiple or punitive damages.

8.2 Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be considered to create a trust or fund of any kind or fiduciary relationship between the Company or any successor employer or any of its affiliates and any Participant or any of its other employees or a security interest of any kind in any property of the Company or any successor employer or any of its affiliates in favor of any Participant herein or any other Person.

8.3 The Company shall withhold from any amount payable hereunder to an Employee such amount as shall be sufficient to satisfy all Federal, state, local, and foreign withholding tax requirements relating thereto.

8.4 Section 409A Considerations. The payments and benefits payable pursuant to this Plan and any Retention Agreement are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent the requirements of Section 409A are applicable hereto, and the provisions of this Plan and any Retention Agreement shall be construed and administered in a manner consistent with that intention. Notwithstanding anything herein to the contrary, (i) if at the time of Participant’s termination of employment with the Company, Participant is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Participant) to the extent necessary to comply with the requirements of Section 409A until the first business day that is more than six (6) months following Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Participant hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this paragraph in order to prevent any accelerated tax or additional tax under Section 409A, then such payments shall be paid at the time specified hereunder without any interest thereon. The Company shall consult with Participant in good faith regarding the implementation of this Section 8.4; provided that neither the Company nor any of its employees or representatives shall have any liability to Participant with respect to the imposition of any early or additional tax under Section 409A. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. Without limiting the foregoing, the terms “terminates” or “termination of employment” or similar terms used in this Plan shall be interpreted to mean to occur when a “separation of service” occurs as defined under Section 409A.

8.5 No Contract of Employment or Right to be Retained. Neither the establishment of the Plan nor the execution of a Retention Agreement, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefit shall be construed as giving any Participant, Director or Employee, or any person whosoever, a contract of employment and/or the right to be retained in the service of the Company or HoldCo, and all Participants and other Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

8.6 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

8.7 No Strict Construction. No rule of strict construction shall be applied against the Company, the Committee, or any other person in the interpretation of any of the terms of the Plan, any Agreement, or any rule or procedure established by the Committee.

8.8 Right of Offset. Notwithstanding any other provision of the Plan to the contrary, the Company may reduce the amount of any payment otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to or on behalf of the Company that is or becomes due and payable, including without limitation, any obligation arising under the Sarbanes-Oxley Act of 2002, and the Participant shall be deemed to have consented to such reduction.

8.9 Unfunded Status of Plan. The Plan shall at all times be entirely unfunded and no provisions shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder.

8.10 Unsecured General Creditor. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company. Any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future. Amounts payable to a Participant or his or her beneficiary shall be paid exclusively from the general assets of the Company.

8.11 Indemnification of Participant by Company and HoldCo. Company and HoldCo, each individually and in the aggregate, hereby agree to indemnify and hold harmless Participant, from, and against, any and all claims, threats, liabilities and demands and all attorneys’ and experts’ fees arising out of or in connection with participation in this Plan and the Retention Agreement, including, but not limited to receipt and retention of the Retention Incentive. The Company and/or HoldCo shall, upon the request of the Participant, assume the defense and directly bear all of the expense of any action or proceedings which may arise for which Participant is entitled to indemnification pursuant to this Section.

8.12 Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future. To remove any doubt, this Plan and the obligations under the Retention Agreements shall be an obligation of any successor to the Company or HoldCo. Any benefit payable to or for the benefit of a minor or an incompetent person shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company and all other parties with respect thereto.

IN WITNESS WHEREOF, SHF, LLC has caused these presents to be duly executed this __ day of ______________, 2026.

SHF, LLC

By: